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                                                           Exhibit 99(a)


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 26, 1997 and December 27,
1996 and for each of the three years in the period ended December 26, 1997 and have issued our report thereon dated February 23, 1998 (December 10, 1998 as to Note 1, paragraphs 1 and 2). Such consolidated financial statements and our report thereon are included in Merrill Lynch's Current Report on Form 8-K dated December 10, 1998, which is incorporated herein by reference.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Merrill Lynch as of December 29, 1995, December 30, 1994 and December 31, 1993 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the two years in the period ended December 30, 1994 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the table under the captions "Ratio of Earnings to Fixed Charges" and "Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends" for each of the five years in the period ended December 26, 1997 appearing in the Prospectus relating to Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock, which is a part of this Registration Statement of Merrill Lynch on Form S-3, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived. In our opinion, the information set forth in the table under the caption "Ratio of Earnings to Fixed Charges" for each of the five years in the period ended December 26,


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1997 appearing in the Prospectus relating to STRYPES-SM-, in the Prospectus relating to Trust Preferred Securities and in the Prospectuses relating to other securities, each of which is a part of this Registration Statement of Merrill Lynch on Form S-3, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
February 23, 1998
(December 10, 1998 as to Ratio of Earnings to Fixed Charges, paragraph 1 and note a, and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends, paragraph 1 and note a)